Exhibit 21.1
Subsidiaries of CareDx, Inc.

Name	State or Jurisdiction of Incorporation or Organization
CareDx AB	Sweden
CareDx Lab Solutions, Inc.	Delaware
CareDx Transplant Management, Inc.	Nebraska
CareDx Pty Ltd.	Australia
The Transplant Pharmacy	Mississippi
HLA Data Systems, LLC	Texas
MediGO, Inc.	Nebraska